Exhibit 99.1

Imperial Oil Limited 237 - 4th Avenue S.W. Calgary, AB T2P 0H6	News Release

Imperial Oil announces fourth quarter and 2008 financial and operating results

Calgary January 29, 2009—Imperial Oil today announced net income for 2008 of $3,878 million or $4.36 per share compared with $3,188 million or $3.41 per share in 2007. Fourth quarter earnings were $660 million or $0.76 per share in 2008 compared with $886 million or $0.96 per share in the fourth quarter of 2007.

Fourth quarter earnings were primarily impacted by lower crude oil and natural gas commodity prices. For the full year 2008, earnings increased primarily due to higher crude oil and natural gas commodity prices with improved upstream realizations partially offset by the negative impacts of lower upstream volumes, higher royalties, higher energy and maintenance costs and lower overall downstream margins.

Total operating revenues were $5,913 million in the fourth quarter of 2008 and $31,240 million for the year versus $6,697 million and $25,069 million in the corresponding periods of 2007. Capital and exploration expenditures were $433 million in the fourth quarter and $1,363 million for the year compared with $317 million in the fourth quarter and $978 million in 2007. In 2008, Imperial repurchased about 44.3 million shares for $2,210 million. The company’s balance of cash and marketable securities at the end of 2008 was $1,974 million versus $1,208 million at the end of 2007.

“Imperial’s consistent business model, which combines disciplined investment and operational excellence, has allowed the company to continue to advance its growth projects and provide shareholder value through the company’s share buyback and dividend programs,” said Bruce March, chairman, president and chief executive officer of Imperial Oil. “Our long-term approach has created a strong financial position that will continue to serve our shareholders well during times of economic uncertainty.”

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. It is one of Canada’s largest producers of crude oil and natural gas, is the country’s largest petroleum refiner, and has a leading market share in petroleum products sold through a coast-to-coast supply network that includes about 1,900 service stations.

For further information:

Investor inquiries	Media inquiries

Dee Brandes	Gordon Wong
Investor Relations	Public Affairs
403-237-4537	403-237-2710

Highlights/Items of interest

Progress on Kearl oil sands project

At the end of 2008, Imperial has spent about $500 million to advance the proposed Kearl oil sands project and currently has nearly 1,200 contractors and employees engaged in the field and in engineering offices to progress this high quality project. The company also awarded contracts for engineering, procurement and construction management services to two international companies.

Horn River update

In the quarter, Imperial began drilling the first of four planned exploration wells on acreage in the Horn River basin. Imperial and ExxonMobil Canada each have a 50-percent interest in acreage in this promising natural gas prospect, located in northeastern British Columbia. The company also added an additional 16,000 acres to existing holdings in the area, bringing total acreage for Imperial and ExxonMobil Canada to about 152,000 net acres.

Syncrude royalty

Imperial, along with the other Syncrude Joint Venture owners, successfully concluded negotiations and signed agreements with the Government of Alberta in November to amend the existing Syncrude Crown Agreement.

Capital and exploration program

In the fourth quarter, the company approved plans to increase its capital and exploration program for 2009 to $2.2 billion, up about 60 percent from $1.4 billion in 2008. The program includes funding to progress the company’s major upstream projects such as the proposed Kearl oil sands project.

Reducing sulphur emissions

In the fourth quarter, Imperial initiated activities to reduce sulphur dioxide emissions (SO2) at its Dartmouth refinery. New units will be built and commissioned in 2009 and 2010, which will further increase the refinery’s ability to recover sulphur and reduce its SO2 emissions by 25 percent.

In October, the company also successfully started up a sulphur recovery unit at its Cold Lake Mahkeses plant. In conjunction with an existing sulphur recovery unit at its Mahihkan plant, these units are designed to reduce SO2 emissions by about 70 percent at these facilities.

The Dartmouth and Mahkeses investments total about $70 million.

Work also continues on the Syncrude Emission Reduction project, which involves retrofitting sulphur scrubbing technology into the operation of Syncrude’s original two cokers, resulting in reduced stack emissions of sulphur compounds.

2

IMPERIAL OIL LIMITED

FINANCIAL HIGHLIGHTS (unaudited)

	Fourth quarter		Twelve months to December 31
	2008	2007	2008	2007
Net income (U.S. GAAP, millions of dollars)
Upstream	336	739	2,923	2,369
Downstream	257	218	796	921
Chemical	28	23	100	97
Corporate and other	39	(94)	59	(199)

Net income (U.S. GAAP)	660	886	3,878	3,188

Cash flow from operating activities	912	1,212	4,263	3,626
Capital and exploration expenditures	433	317	1,363	978

Per-share information (dollars)
Net income - basic	0.77	0.97	4.39	3.43
Net income - diluted	0.76	0.96	4.36	3.41
Dividends	0.10	0.09	0.38	0.35

Share prices - close at December 31
Toronto Stock Exchange (Canadian dollars)			40.99	54.62
NYSE Alternext U.S. (U.S. dollars)			33.72	54.78

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OPERATING RESULTS

The company’s net income for the fourth quarter of 2008 was $660 million or $0.76 a share on a diluted basis, compared with $886 million or $0.96 a share for the same period last year. Net income for the full year 2008 was a record $3,878 million or $4.36 a share on a diluted basis, versus $3,188 million or $3.41 a share for the full year 2007.

Earnings in the fourth quarter were lower than the same quarter in 2007, as lower Upstream earnings were partially offset by higher Downstream earnings and lower share-based compensation costs. In the Upstream, earnings decreased primarily due to lower crude oil commodity prices of about $410 million. Higher Downstream earnings were primarily due to stronger margins of about $140 million partially offset by unfavourable inventory and associated tax effects of about $70 million.

For the full year 2008, earnings increased primarily due to higher crude oil and natural gas commodity prices. Improved upstream realizations were partially offset by the negative impacts of lower upstream volumes, higher royalties, higher energy and maintenance costs and lower overall downstream margins.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .....)

Upstream

Net income in the fourth quarter was $336 million versus $739 million in the same period of 2007. Earnings decreased primarily due to lower crude oil commodity prices of about $410 million. Earnings were also negatively impacted by lower cyclical Cold Lake heavy oil production and lower conventional volumes from expected reservoir decline totaling about $90 million and the absence of the favourable effects of tax rate changes of about $170 million reported in the fourth quarter of 2007. These factors were partially offset by the impact of a lower Canadian dollar of about $170 million and lower royalties of about $115 million due to lower prices and volumes.

Net income for the year was $2,923 million versus $2,369 million in 2007. Earnings benefited from higher overall crude oil and natural gas commodity prices totaling about $2,100 million. Their positive impact on earnings was partially offset by lower conventional volumes of about $420 million, lower Syncrude volumes of about $135 million and lower cyclical Cold Lake heavy oil production of about $105 million. Earnings were also negatively impacted by higher royalties of about $310 million, higher energy, Syncrude maintenance, and other production costs totaling about $290 million, the absence of favourable effects of tax rate changes of about $170 million and lower gains from asset divestments of about $140 million.

World crude oil prices declined in the fourth quarter of 2008 from record levels reached earlier in the year. The average price of Brent crude oil was $54.94 a barrel, in U.S. dollars, in the fourth quarter, down about 38 percent from the same quarter last year. The average price of Brent crude oil in 2008 was $96.99 (U.S.) a barrel, up about 34 percent from last year. The company’s realizations on sales of Canadian conventional crude oil mirrored the same trends as world prices, decreasing about 30 percent in the fourth quarter compared to the same period last year and increasing about 34 percent in 2008 from 2007.

Prices for Canadian heavy oil, including the company’s heavy oil from Cold Lake, moved generally in line with that of the lighter crude oil. The price of Bow River, a benchmark Canadian heavy oil, fell by about 14 percent in the fourth quarter compared to the same quarter last year and increased by about 56 percent in 2008 from 2007.

Gross production of Cold Lake heavy oil averaged 146 thousand barrels a day during the fourth quarter, versus 158 thousand barrels in the same quarter last year. For the full year, gross production was 147 thousand barrels a day this year, compared with 154 thousand barrels in the same period 2007. Lower production volumes in the fourth quarter and 2008 were due to the cyclic nature of production at Cold Lake.

The company’s share of Syncrude’s gross production in the fourth quarter was 77 thousand barrels a day compared with 78 thousand barrels during the same period a year ago. During 2008, the company’s share of gross production from Syncrude averaged 72 thousand barrels a day, down from 76 thousand barrels in 2007. Lower volumes for the year were due primarily to unplanned shutdowns in the first quarter and planned maintenance activities in the second and third quarters of 2008.

In both the fourth quarter and full year of 2008, gross production of conventional crude oil averaged 27 thousand barrels a day, down from 29 thousand barrels a day in the same periods last year, due to the natural reservoir decline in the Western Canada Basin.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .....)

Gross production of natural gas during the fourth quarter of 2008 decreased to 297 million cubic feet a day from 386 million cubic feet in the same period last year. In the year, gross production was 310 million cubic feet a day, down from 458 million in 2007. The most significant reason for the lower production volume was the completion of production, as expected, from the Wizard Lake gas cap blowdown.

Gross production of natural gas liquids (NGLs) available for sale was nine thousand barrels a day in the fourth quarter, down from 14 thousand barrels in the same quarter last year. During 2008, gross production of NGLs available for sale decreased to ten thousand barrels a day, from 16 thousand barrels in 2007. The lower production volumes in the fourth quarter and 2008 were mainly due to the completion of production from Wizard Lake.

In November 2008, Imperial, along with the other Syncrude joint-venture owners, signed an agreement with the Government of Alberta to amend the existing Syncrude Crown Agreement. Under the amended agreement, beginning January 1, 2010, Syncrude will begin transitioning to the new oil sands royalty regime by paying additional royalties. Also, beginning January 1, 2009, Syncrude’s royalty will be based on bitumen value with upgrading costs and revenues excluded from the calculation.

Downstream

Net income was $257 million in the fourth quarter of 2008, compared with $218 million in the same period a year ago. Earnings were higher in the quarter mainly due to stronger downstream margins of about $140 million and the impact of a lower Canadian dollar of about $30 million. Partially offsetting these factors were unfavourable inventory and associated tax effects of about $70 million, higher planned refinery maintenance costs of about $35 million and lower sales volumes of about $25 million.

Full year net income was $796 million compared with $921 million in 2007. Earnings decreased primarily due to lower overall downstream margins of about $160 million and unfavourable inventory and associated tax effects of about $70 million. Earnings were also lower due to higher planned maintenance costs of about $40 million and lower sales volumes of about $40 million. These factors were partially offset by a gain of $187 million from the sale of the company’s equity investment in Rainbow Pipe Line Co. Ltd. in the second quarter of 2008.

Chemical

Net income was $28 million in the fourth quarter, compared with $23 million in the same quarter last year. Higher earnings in the fourth quarter were primarily due to higher margins for polyethylene and intermediate products, partially offset by lower sales volumes for those products. Full year net income was $100 million, compared with $97 million in 2007. Higher margins for polyethylene products were essentially offset by lower margins for intermediate products and lower sales volumes for both polyethylene and intermediate products.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .....)

Corporate and other

Net income effects were $39 million in the fourth quarter, compared with negative $94 million in the same period of 2007. For 2008, net income effects were $59 million, versus negative $199 million last year. Favourable earnings effects in the fourth quarter and the full year of 2008 were primarily due to lower share-based compensation charges and the absence of unfavourable effects of tax rate changes reported in the fourth quarter of 2007.

LIQUIDITY AND CAPITAL RESOURCES

Cash flow from operating activities was $912 million during the fourth quarter of 2008, $300 million lower than the same period last year. Lower cash flow in the fourth quarter was primarily driven by lower earnings and the unfavourable impact of the timing of income tax payments, partially offset by the net effects of lower commodity prices on working capital balances. Full year cash flow from operating activities was $4,263 million, an increase of $637 million from the full year 2007. Higher cash flow in the full year 2008 was primarily due to higher earnings.

Investing activities used net cash of $380 million in the fourth quarter and $961 million in 2008, compared to $290 million and $620 million in the corresponding periods in 2007. Additions to property, plant and equipment were $392 million in the fourth quarter, compared with $301 million during the same quarter 2007, and $1,231 million in the full year, compared with $899 million in the full year 2007. For the Upstream segment, expenditures during the year were primarily for advancing the Kearl oil sands project and ongoing development drilling at Cold Lake. Other 2008 investments included facilities improvements at Syncrude, drilling at Horn River and conventional fields in Western Canada and a 3-D seismic program in the Beaufort Sea. The Downstream segment’s capital expenditures were focused mainly on improving air emissions, increasing refinery capacity utilization and upgrading the retail network. Proceeds from asset sales were $272 million in 2008 compared with $279 million in 2007.

During the fourth quarter and the full year of 2008, the company repurchased about 10.3 million shares for $404 million and about 44.3 million shares for $2,210 million, respectively. Under the current share repurchase program, which began on June 25, 2008, the company has purchased about 24 million shares, including shares purchased from ExxonMobil.

Cash dividends of $330 million were paid in 2008 compared with dividends of $319 million in 2007. On October 30, 2008, the company declared a quarterly dividend of ten cents a share, payable on January 1, 2009. Per-share dividends declared in 2008 totaled $0.38, up from $0.35 in 2007.

The above factors led to an increase in the company’s balance of cash to $1,974 million at December 31, 2008, from $1,208 million at the end of 2007.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .....)

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Information about market risks for the year ended December 31, 2008 does not differ materially from that discussed on page 33 in the company’s annual report to shareholders for the year ended December 31, 2007 and interim reports to shareholders for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 except for the following:

Earnings sensitivity (a) millions of dollars after tax
Three dollars (U.S.) a barrel change in crude oil prices	+ (-)	150
Eight cents decrease (increase) in the value of the Canadian dollar versus the U.S. dollar	+ (-)	300

The sensitivity of net income to changes in crude oil prices increased from 2007 year end by about $13 million (after-tax) for each one U.S.-dollar difference. A decrease in the value of the Canadian dollar has increased the impact of the U.S. dollar denominated crude oil prices on the company’s revenues and earnings.

The sensitivity of net income to changes in the Canadian dollar versus the U.S. dollar decreased from the third quarter of 2008 by about $29 million (after tax) for each one-cent difference. This was primarily due to the decrease in crude oil prices.

(a) The amount quoted to illustrate the impact of the sensitivity represents a change of about 10 percent in the value of the commodity at the end of 2008. The sensitivity calculation shows the impact on annual net income that results from a change in one factor, after tax and royalties and holding all other factors constant. While the sensitivity is applicable under current conditions, it may not apply proportionately to larger fluctuations.

This report may contain forward-looking information. Actual results could differ materially due to market conditions, changes in law or government policy, changes in operating conditions and costs, changes in project schedules, operating performance, demand for oil and gas, commercial negotiations or other technical and economic factors.

IMPERIAL OIL LIMITED

CONSOLIDATED STATEMENT OF INCOME

(U.S. GAAP, unaudited)

	Fourth quarter		Twelve months to December 31
millions of Canadian dollars	2008	2007	2008	2007
REVENUES AND OTHER INCOME
Operating revenues (a)(b)	5,913	6,697	31,240	25,069
Investment and other income (4)	29	43	339	374

TOTAL REVENUES AND OTHER INCOME	5,942	6,740	31,579	25,443

EXPENSES
Exploration	41	16	132	106
Purchases of crude oil and products (c)	3,330	3,884	18,865	14,026
Production and manufacturing (5)(d)	1,045	894	4,228	3,474
Selling and general (5)	244	366	1,038	1,335
Federal excise tax (a)	331	335	1,312	1,307
Depreciation and depletion	178	188	728	780
Financing costs (6)(e)	2	3	—	36

TOTAL EXPENSES	5,171	5,686	26,303	21,064

INCOME BEFORE INCOME TAXES	771	1,054	5,276	4,379
INCOME TAXES	111	168	1,398	1,191

NET INCOME (3)	660	886	3,878	3,188

NET INCOME PER COMMON SHARE—BASIC (dollars) (8)	0.77	0.97	4.39	3.43
NET INCOME PER COMMON SHARE—DILUTED (dollars) (8)	0.76	0.96	4.36	3.41
DIVIDENDS PER COMMON SHARE (dollars)	0.10	0.09	0.38	0.35

(a) Federal excise tax included in operating revenues	331	335	1,312	1,307
(b) Amounts from related parties included in operating revenues	294	495	2,150	1,772
(c) Amounts to related parties included in purchases of crude oil and products	778	974	4,729	3,331
(d) Amounts to related parties included in production and manufacturing expenses	23	48	161	194
(e) Amounts to related parties included in financing costs	—	6	(1)	32

The notes to the financial statements are an integral part of these financial statements.

IMPERIAL OIL LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS

(U.S. GAAP, unaudited)

inflow/(outflow)

	Fourth quarter		Twelve months to December 31
millions of Canadian dollars	2008	2007	2008	2007
OPERATING ACTIVITIES
Net income	660	886	3,878	3,188
Adjustment for non-cash items:
Depreciation and depletion	178	188	728	780
(Gain)/loss on asset sales (4)	(5)	(4)	(241)	(215)
Deferred income taxes and other	492	(23)	387	75
Changes in operating assets and liabilities:
Accounts receivable	1,315	(6)	679	(261)
Inventories and prepaids	318	262	(159)	13
Income taxes payable	(559)	148	—	(77)
Accounts payable	(1,452)	(150)	(798)	250
All other items—net (a)	(35)	(89)	(211)	(127)

CASH FROM (USED IN) OPERATING ACTIVITIES	912	1,212	4,263	3,626

INVESTING ACTIVITIES
Additions to property, plant and equipment and intangibles	(392)	(301)	(1,231)	(899)
Proceeds from asset sales	12	11	272	279
Loans to equity company	—	—	(2)	—

CASH FROM (USED IN) INVESTING ACTIVITIES	(380)	(290)	(961)	(620)

FINANCING ACTIVITIES
Short-term debt—net	—	(469)	—	(65)
Repayment of long-term debt	—	(818)	—	(1,722)
Long-term debt issued	—	—	—	500
Reduction in capitalized lease obligations	—	(2)	(3)	(4)
Issuance of common shares under stock option plan	1	2	7	12
Common shares purchased (8)	(404)	(567)	(2,210)	(2,358)
Dividends paid	(88)	(83)	(330)	(319)

CASH FROM (USED IN) FINANCING ACTIVITIES	(491)	(1,937)	(2,536)	(3,956)

INCREASE (DECREASE) IN CASH	41	(1,015)	766	(950)
CASH AT BEGINNING OF PERIOD	1,933	2,223	1,208	2,158

CASH AT END OF PERIOD	1,974	1,208	1,974	1,208

(a) Includes contribution to registered pension plans	(6)	(5)	(165)	(163)

The notes to the financial statements are an integral part of these financial statements.

IMPERIAL OIL LIMITED

CONSOLIDATED BALANCE SHEET

(U.S. GAAP, unaudited)

	As at Dec.31	As at Dec.31
millions of Canadian dollars	2008	2007
ASSETS
Current assets
Cash	1,974	1,208
Accounts receivable,
less estimated doubtful accounts	1,455	2,132
Inventories of crude oil and products	673	566
Materials, supplies and prepaid expenses	180	128
Deferred income tax assets	361	660

Total current assets	4,643	4,694

Long-term receivables, investments and other long-term assets	881	766

Property, plant and equipment,	24,165	22,962
less accumulated depreciation and depletion	12,917	12,401

Property, plant and equipment, net	11,248	10,561

Goodwill	204	204
Other intangible assets, net	59	62

TOTAL ASSETS	17,035	16,287

LIABILITIES
Current liabilities
Notes and loans payable	109	108
Accounts payable and accrued liabilities (7)(a)	2,542	3,335
Income taxes payable	1,498	1,498

Total current liabilities	4,149	4,941

Capitalized lease obligations	34	38
Other long-term obligations (7)	2,298	1,914
Deferred income tax liabilities	1,489	1,471

TOTAL LIABILITIES	7,970	8,364

SHAREHOLDERS' EQUITY
Common shares at stated value (8)(b)	1,528	1,600
Earnings reinvested (9)	8,484	7,071
Accumulated other comprehensive income (10)	(947)	(748)

TOTAL SHAREHOLDERS' EQUITY	9,065	7,923

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	17,035	16,287

(a)	Accounts payable and accrued liabilities include amounts to related parties of $96 million (2007—$260 million).
(b)	Number of common shares outstanding was 859 million (2007—903 million).

The notes to the financial statements are an integral part of these financial statements.

Approved by the directors January 29, 2009

/s/ B.H March	/s/ P.A. Smith

Chairman, president and chief executive officer	Senior vice-president, finance and administration, and treasurer

IMPERIAL OIL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1. Basis of financial statement presentation

These unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles of the United States of America and follow the same accounting policies and methods of computation as, and should be read in conjunction with, the most recent annual consolidated financial statements. In the opinion of the management, the information furnished herein reflects all known accruals and adjustments necessary for a fair presentation of the financial position of the company as at December 31, 2008, and December 31, 2007, and the results of operations and changes in cash flows for the twelve months ending December, 2008 and 2007. All such adjustments are of a normal recurring nature. The company's exploration and production activities are accounted for under the "successful efforts" method. Certain reclassifications to the prior year have been made to conform to the 2008 presentation.

All amounts are in Canadian dollars unless otherwise indicated.

2. Accounting changes

Uncertainty in income taxes

As of January 1, 2007, the company adopted the Financial Accounting Standards Board (FASB) Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Taxes". The cumulative adjustment for the accounting change reported in the first quarter of 2007 was an after-tax gain of $14 million.

Fair value measurements

Effective January 1, 2008, the company adopted the Financial Accounting Standards Board's (FASB) Statement No. 157 (SFAS 157), “Fair Value Measurements” for financial assets and liabilities that are measured at fair value and nonfinancial assets and liabilities that are remeasured at fair value on a recurring basis. SFAS 157 defines fair value, establishes a framework for measuring fair value when an entity is required to use a fair value measure for recognition or disclosure purposes and expands the disclosures about fair value measurements. The initial application of SFAS 157 had no material impact on the company's financial statements.

On January 1, 2009, the company will adopt SFAS 157 for nonfinancial assets and liabilities that are not remeasured at fair value on a recurring basis. The application of SFAS 157 to the company's nonfinancial assets and liabilities will mostly be limited to the recognition and measurement of nonmonetary exchange transactions, asset retirement obligations and asset impairments. The company does not expect the adoption to have a material impact on the company's financial statements.

IMPERIAL OIL LIMITED

3. Business Segments

Fourth quarter	Upstream		Downstream		Chemical
millions of dollars	2008	2007	2008	2007	2008	2007
REVENUES AND OTHER INCOME
External sales (a)	842	1,162	4,826	5,214	245	321
Intersegment sales	875	1,169	474	696	86	88
Investment and other income	4	8	11	14	—	—

	1,721	2,339	5,311	5,924	331	409

EXPENSES
Exploration (b)	41	16	—	—	—	—
Purchases of crude oil and products	515	872	4,021	4,648	228	317
Production and manufacturing	642	542	355	307	49	45
Selling and general	1	2	266	259	16	17
Federal excise tax	—	—	331	335	—	—
Depreciation and depletion	115	120	59	64	2	3
Financing costs	1	1	—	—	—	—

TOTAL EXPENSES	1,315	1,553	5,032	5,613	295	382

INCOME BEFORE INCOME TAXES	406	786	279	311	36	27
INCOME TAXES	70	47	22	93	8	4

NET INCOME	336	739	257	218	28	23

Export sales to the United States	460	501	410	220	143	192
Cash flows from (used in) operating activities	690	709	(56)	495	141	108
CAPEX (b)	355	249	70	54	6	3

Fourth quarter	Corporate and Other		Eliminations		Consolidated
millions of dollars	2008	2007	2008	2007	2008	2007
REVENUES AND OTHER INCOME
External sales (a)	—	—	—	—	5,913	6,697
Intersegment sales	—	—	(1,435)	(1,953)	—	—
Investment and other income	14	21	—	—	29	43

	14	21	(1,435)	(1,953)	5,942	6,740

EXPENSES
Exploration (b)	—	—	—	—	41	16
Purchases of crude oil and products	—	—	(1,434)	(1,953)	3,330	3,884
Production and manufacturing	—	—	(1)	—	1,045	894
Selling and general	(39)	88	—	—	244	366
Federal excise tax	—	—	—	—	331	335
Depreciation and depletion	2	1	—	—	178	188
Financing costs	1	2	—	—	2	3

TOTAL EXPENSES	(36)	91	(1,435)	(1,953)	5,171	5,686

INCOME BEFORE INCOME TAXES	50	(70)	—	—	771	1,054
INCOME TAXES	11	24	—	—	111	168

NET INCOME	39	(94)	—	—	660	886

Export sales to the United States	—	—	—	—	1,013	913
Cash flows from (used in) operating activities	137	(100)	—	—	912	1,212
CAPEX (b)	2	11	—	—	433	317

(a)	Includes crude oil sales made by Downstream in order to optimize refining operations.
(b)	Capital and exploration expenditures (CAPEX) include exploration expenses, additions to property, plant, equipment and intangibles and additions to capital leases.

IMPERIAL OIL LIMITED

Twelve months to December 31	Upstream		Downstream		Chemical
millions of dollars	2008	2007	2008	2007	2008	2007
REVENUES AND OTHER INCOME
External sales (a)	5,819	4,539	24,049	19,230	1,372	1,300
Intersegment sales	5,403	4,146	2,892	2,305	460	335
Investment and other income	18	233	271	52	1	—

	11,240	8,918	27,212	21,587	1,833	1,635

EXPENSES
Exploration (b)	132	106	—	—	—	—
Purchases of crude oil and products	3,995	3,113	22,223	16,469	1,401	1,230
Production and manufacturing	2,569	2,057	1,452	1,232	208	185
Selling and general	6	8	998	987	72	71
Federal excise tax	—	—	1,312	1,307	—	—
Depreciation and depletion	474	519	234	244	12	12
Financing costs	2	4	(5)	1	—	—

TOTAL EXPENSES	7,178	5,807	26,214	20,240	1,693	1,498

INCOME BEFORE INCOME TAXES	4,062	3,111	998	1,347	140	137
INCOME TAXES	1,139	742	202	426	40	40

NET INCOME	2,923	2,369	796	921	100	97

Export sales to the United States	3,095	2,013	1,685	922	844	768
Cash flows from (used in) operating activities	3,699	2,411	280	1,151	183	109
CAPEX (b)	1,110	744	232	187	13	11
Total assets as at December 31	8,758	8,171	6,038	6,727	431	476
Capital employed as at December 31	4,616	4,436	3,692	3,228	178	219

Twelve months to December 31	Corporate and Other		Eliminations		Consolidated
millions of dollars	2008	2007	2008	2007	2008	2007
REVENUES AND OTHER INCOME
External sales (a)	—	—	—	—	31,240	25,069
Intersegment sales	—	—	(8,755)	(6,786)	—	—
Investment and other income	49	89	—	—	339	374

	49	89	(8,755)	(6,786)	31,579	25,443

EXPENSES
Exploration (b)	—	—	—	—	132	106
Purchases of crude oil and products	—	—	(8,754)	(6,786)	18,865	14,026
Production and manufacturing	—	—	(1)	—	4,228	3,474
Selling and general	(38)	269	—	—	1,038	1,335
Federal excise tax	—	—	—	—	1,312	1,307
Depreciation and depletion	8	5	—	—	728	780
Financing costs	3	31	—	—	—	36

TOTAL EXPENSES	(27)	305	(8,755)	(6,786)	26,303	21,064

INCOME BEFORE INCOME TAXES	76	(216)	—	—	5,276	4,379
INCOME TAXES	17	(17)	—	—	1,398	1,191

NET INCOME	59	(199)	—	—	3,878	3,188

Export sales to the United States	—	—	—	—	5,624	3,703
Cash flows from (used in) operating activities	101	(45)	—	—	4,263	3,626
CAPEX (b)	8	36	—	—	1,363	978
Total assets as at December 31	1,982	1,251	(174)	(338)	17,035	16,287
Capital employed as at December 31	762	236	—	—	9,248	8,119

(a)	Includes crude oil sales made by Downstream in order to optimize refining operations.
(b)	Capital and exploration expenditures (CAPEX) include exploration expenses, additions to property, plant, equipment and intangibles and additions to capital leases.

IMPERIAL OIL LIMITED

4. Investment and other income

Investment and other income includes gains and losses on asset sales as follows:

	Fourth quarter		Twelve months to December 31
millions of dollars	2008	2007	2008	2007
Proceeds from asset sales	12	11	272	279
Book value of assets sold	7	7	31	64

Gain/(loss) on asset sales, before tax (a)(b)	5	4	241	215

Gain/(loss) on asset sales, after tax (a)(b)	5	4	209	156

(a)	2007 included a gain of $200 million ($142 million, after tax) from the sale of the company's interests in a natural gas producing property in British Columbia and in the Willesden Green producing property.
(b)	2008 included a gain of $219 million ($187 million, after tax) from the sale of the company's equity investment in Rainbow Pipe Line Co. Ltd.

5. Employee retirement benefits

The components of net benefit cost included in production and manufacturing and selling and general expenses in the consolidated statement of income are as follows:

	Fourth quarter		Twelve months to December 31
millions of dollars	2008	2007	2008	2007
Pension benefits:
Current service cost	23	25	94	100
Interest cost	68	61	271	246
Expected return on plan assets	(83)	(82)	(330)	(329)
Amortization of prior service cost	5	5	19	20
Recognized actuarial loss	23	19	91	76

Net benefit cost	36	28	145	113

Other post-retirement benefits:
Current service cost	1	2	6	6
Interest cost	6	6	25	23
Recognized actuarial loss	2	1	6	6

Net benefit cost	9	9	37	35

6. Financing costs

	Fourth quarter		Twelve months to December 31
millions of dollars	2008	2007	2008	2007
Debt related interest	2	11	8	62
Capitalized interest	(2)	(11)	(8)	(36)

Net interest expense	—	—	—	26
Other interest	2	3	—	10

Total financing costs	2	3	—	36

IMPERIAL OIL LIMITED

7. Other long-term obligations

	As at Dec.31	As at Dec.31
millions of dollars	2008	2007
Employee retirement benefits (a)	1,151	954
Asset retirement obligations and other environmental liabilities (b)	728	522
Share-based incentive compensation liabilities	203	210
Other obligations	216	228

Total other long-term obligations	2,298	1,914

(a)	Total recorded employee retirement benefits obligations also include $45 million in current liabilities (December 31, 2007—$59 million).
(b)	Total asset retirement obligations and other environmental liabilities also include $83 million in current liabilities (December 31, 2007—$74 million).

8. Common shares

	As at Dec.31	As at Dec.31
thousands of shares	2008	2007
Authorized	1,100,000	1,100,000
Common shares outstanding	859,402	903,263

From 1995 through 2007, the company purchased shares under thirteen 12-month normal course issuer bid share repurchase programs, as well as an auction tender. On June 25, 2008, another 12-month normal course issuer bid program was implemented with an allowable purchase of 44.2 million shares (five percent of the total on June 16, 2008), less shares purchased from Exxon Mobil Corporation and shares purchased by the employee savings plan and company pension fund. The results of these activities are as shown below:

	millions of
Year	Shares	Dollars
1995—2006	795.6	10,453
2007—Fourth quarter	11.1	567
—Full year	50.5	2,358
2008—Fourth quarter	10.3	404
—Full year	44.3	2,210
Cumulative purchases to date	890.4	15,021

Exxon Mobil Corporation's participation in the above share repurchase maintained its ownership interest in Imperial at 69.6 percent.

The excess of the purchase cost over the stated value of shares purchased has been recorded as a distribution of earnings reinvested.

IMPERIAL OIL LIMITED

The following table provides the calculation of net income per common share:

	Fourth quarter		Twelve months to December 31
	2008	2007	2008	2007
Net income per common share—basic
Net income (millions of dollars)	660	886	3,878	3,188
Weighted average number of common shares outstanding (millions of shares)	865.3	909.3	882.6	928.5
Net income per common share (dollars)	0.77	0.97	4.39	3.43
Net income per common share—diluted
Net income (millions of dollars)	660	886	3,878	3,188
Weighted average number of common shares outstanding (millions of shares)	865.3	909.3	882.6	928.5
Effect of employee share-based awards (millions of shares)	6.4	6.1	6.4	5.8

Weighted average number of common shares outstanding, assuming dilution (millions of shares)	871.7	915.4	889.0	934.3
Net income per common share (dollars)	0.76	0.96	4.36	3.41

9. Earnings reinvested

	Fourth quarter		Twelve months to December 31
millions of dollars	2008	2007	2008	2007
Earnings reinvested at beginning of period	8,294	6,815	7,071	6,462
Cumulative effect of accounting change (2)	—	—	—	14
Net income for the period	660	886	3,878	3,188
Share purchases in excess of stated value	(385)	(548)	(2,131)	(2,269)
Dividends	(85)	(82)	(334)	(324)

Earnings reinvested at end of period	8,484	7,071	8,484	7,071

10. Comprehensive income

	Fourth quarter		Twelve months to December 31
millions of dollars	2008	2007	2008	2007
Net income	660	886	3,878	3,188
Post-retirement benefit liability adjustment (excluding amortization)	(178)	(59)	(283)	(87)
Amortization of post retirement benefit liability adjustment included in net periodic benefit costs	21	19	84	72

Other comprehensive income (net of income taxes)	(157)	(40)	(199)	(15)

Total comprehensive income	503	846	3,679	3,173

IMPERIAL OIL LIMITED

OPERATING STATISTICS

(unaudited)

	Fourth quarter		Twelve months to December 31
	2008	2007	2008	2007
GROSS CRUDE OIL AND NGL PRODUCTION
(thousands of barrels a day)
Cold Lake	146	158	147	154
Syncrude	77	78	72	76
Conventional	27	29	27	29

Total crude oil production	250	265	246	259
Natural gas liquids (NGLs) available for sale	9	14	10	16

Total crude oil and NGL production	259	279	256	275

NET CRUDE OIL AND NGL PRODUCTION
(thousands of barrels a day)
Cold Lake	129	137	124	130
Syncrude	68	67	62	65
Conventional	20	21	19	21

Total crude oil production	217	225	205	216
Natural gas liquids (NGLs) available for sale	7	9	8	12

Total crude oil and NGL production	224	234	213	228

COLD LAKE BLEND SALES (thousands of barrels a day)	190	208	191	200
NGL SALES (thousands of barrels a day)	13	18	11	20
NATURAL GAS (millions of cubic feet a day)
Production (gross)	297	386	310	458
Production (net)	239	345	249	404
Sales	291	334	288	407
AVERAGE REALIZATIONS AND PRICES (Canadian dollars)
Conventional crude oil realizations (a barrel)	56.75	81.25	95.76	71.70
NGL realizations (a barrel)	43.61	57.80	59.35	47.92
Natural gas realizations (a thousand cubic feet)	7.31	6.33	8.69	6.95
Par crude oil price at Edmonton (a barrel)	64.55	87.51	103.60	77.67
Heavy crude oil at Hardisty (Bow River, a barrel)	48.95	56.60	83.91	53.87
TOTAL REFINERY THROUGHPUT (thousands of barrels a day)	441	467	446	442
REFINERY CAPACITY UTILIZATION (percent)	88	93	89	88
PETROLEUM PRODUCTS SALES (millions of litres a day)
Gasolines	32.5	34.4	32.4	33.1
Heating, diesel and jet fuels	25.1	26.7	25.0	26.0
Heavy fuel oils	5.0	5.8	4.8	5.2
Lube oils and other products	8.6	6.5	7.5	6.9

Net petroleum products sales	71.2	73.4	69.7	71.2

PETROCHEMICAL SALES (thousands of tonnes a day)	2.2	3.1	2.8	3.1

IMPERIAL OIL LIMITED

SHARE OWNERSHIP, TRADING AND PERFORMANCE

(unaudited)

	Fourth quarter		Twelve months to December 31
	2008	2007	2008	2007
RETURN ON AVERAGE CAPITAL EMPLOYED (a)
(percent)			44.7	37.7
RETURN ON AVERAGE SHAREHOLDERS' EQUITY
(percent)			45.7	41.6
INTEREST COVERAGE RATIO—EARNINGS BASIS
(times covered)			660.5	71.6
SHARE OWNERSHIP
Outstanding shares (thousands)
Monthly weighted average	865,270	909,258	882,604	928,527
At December 31			859,402	903,263
Number of shareholders
At December 31			13,206	13,108
SHARE PRICES
Toronto Stock Exchange (Canadian dollars)
High	46.43	56.26	62.54	56.26
Low	28.79	45.57	28.79	37.40
Close at December 31			40.99	54.62
NYSE Alternext U.S. (U.S. dollars) (b)
High	43.66	61.48	63.08	61.48
Low	23.84	46.43	23.84	31.87
Close at December 31			33.72	54.78

(a)	Return on capital employed is the net income excluding the after-tax cost of financing, divided by the average of beginning and ending capital employed.
(b)	Share price presented is based on consolidated U.S. market data.